Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE HALLWOOD GROUP INCORPORATED

The Hallwood Group Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

A.	The name of the corporation is The Hallwood Group Incorporated (the “Corporation”). A Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 30, 1981 under the name Atlantic Metropolitan Corporation.

B.	This Amended and Restated Certificate of Incorporation (this “Restated Certificate”) was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the DGCL.

C.	This Restated Certificate amends and restates the provisions of the Certificate of Incorporation of the Corporation, as amended through the date hereof.

D.	The text of the Certificate of Incorporation of the Corporation, as amended through the date hereof, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is The Hallwood Group Incorporated (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

SECTION 1. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

SECTION 2. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE IV

The Corporation is to have perpetual existence.

ARTICLE V

SECTION 1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,000 shares, consisting of 1,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

SECTION 2. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of the Preferred Stock in one or more classes or series. Before any shares of any such class or series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon, including, but not limited to, determination of any of the following:

(a) the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full, special or limited, and whether the shares of such class or series shall be entitled to vote as a separate class either alone or together with the shares of one or more other classes or series of stock;

(c) the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(d) whether the shares of such class or series shall be subject to redemption by the Corporation at its option or at the option of the holders of such shares or upon the happening of a specified event, and, if so, the times, prices and other terms, conditions and manner of such redemption;

(e) the preferences, if any, and the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g) whether the shares of such class or series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or any other series of the same class or any other class or classes of securities or property and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

(i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the same class or of any other class; and

(j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

SECTION 3. Each share of Common Stock of the Corporation shall have identical privileges in every respect. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock or any class or series of Preferred Stock, dividends may be paid on the Common Stock out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock or any class or series of Preferred Stock have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

ARTICLE VI

SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed by or pursuant to the provisions of Article V hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the number of the directors of the Corporation shall be fixed from time to time by this Certificate of Incorporation or pursuant to the Bylaws of the Corporation. The number of directors of the Corporation shall not be less than one (1) nor more than nine (9). The initial Board of Directors shall consist of three (3) members. All directors of the Corporation shall hold office until their earlier resignation or removal or until their successors are duly elected and qualified.

SECTION 2. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

ARTICLE VII

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

ARTICLE VIII

SECTION 1. The Corporation shall indemnify to the fullest extent permitted by the laws of Delaware as from time to time in effect the persons who serve as officers and directors of the Corporation from time to time. The foregoing shall not be construed to limit the powers of the Board of Directors to provide any other rights of indemnity which it may deem appropriate.

SECTION 2. No director shall be personally liable to the Corporation or any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he or she (i) shall have breached his or her duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SECTION 3. The Corporation may provide indemnification to employees and agents of the Corporation to the fullest extent permissible under Delaware law.

SECTION 4. To the extent that any director, officer or employee of the Corporation is, by reason of such position, or position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

SECTION 5. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

SECTION 6. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under Delaware law.

SECTION 7. Each and every paragraph, sentence, term and provision of this Article VIII is separate and distinct, so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or unenforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article VIII may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article VIII and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

SECTION 8. Each of the rights conferred on directors and officers of the Corporation by Sections 1, 2 and 4 of this Article VIII and on employees or agents of the Corporation by Sections 3 and 4 of this Article VIII shall be a contract right and any repeal or amendment of the provisions of this Article VIII shall not adversely affect any right hereunder of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment and, further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment.

SECTION 9. The rights conferred in this Article VIII shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 10. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE IX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

The stockholders of the Corporation shall not be personally liable for the debts, liabilities or obligations of the Corporation.

ARTICLE XI

The Corporation reserves the right at any time, and from time to time, to amend, add, alter, change, repeal or adopt any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges of any nature conferred upon the stockholders and directors of the Corporation or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be duly executed as of this 16th day of May, 2014.

THE HALLWOOD GROUP INCORPORATED

By:	/s/ Richard Kelley
Richard Kelley
Vice President and Chief Financial Officer